Exhibit (a)(5)(xiv)

         News Release...

St. Jude Medical One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com
Contacts	Laura Merriam Investor Relations (651) 766-3029	Angela Craig Media Relations (651) 481-7789

St. Jude Medical Acquires Approximately 89% Of
Advanced Neuromodulation Systems; Announces Subsequent Offering Period

ST. PAUL, MN, November 16, 2005—St. Jude Medical, Inc. (NYSE:STJ) announced today that the tender offer for all of the outstanding shares of common stock of Advanced Neuromodulation Systems, Inc. (NASDAQ:ANSI) expired at midnight, Eastern Time, Tuesday, November 15, 2005. St. Jude Medical has accepted for purchase and payment all of the shares that were validly tendered as of the expiration of the offer. The preliminary results of the offer show that approximately 15,769,679 shares of ANS common stock were validly tendered and not properly withdrawn as of the expiration date, satisfying the minimum condition for the tender offer. Such tendered shares, together with approximately 2,257,821 shares subject to notices of guaranteed delivery (for a total of approximately 18,027,500 ANS shares), represent approximately 89% of ANS's outstanding shares.

As described in the Offer to Purchase, St. Jude Medical and ANS are providing for a subsequent offering period which begins today at 9:00 a.m., Eastern Time, and expires at midnight, Eastern Time, on Friday, November 18, 2005. During this subsequent offering period, shares of ANS common stock will be accepted and promptly paid for as they are tendered. The same per share consideration paid during the initial offering period, $61.25 net per share in cash, will be paid during the subsequent offering period. Shares of ANS common stock tendered during the subsequent offering period may not be withdrawn.

MacKenzie Partners, Inc. is acting as information agent in connection with the tender offer and can be contacted at (800) 322-2885 (toll free) or (212) 929-5500 (collect). The Dealer Manager for the tender offer is Banc of America Securities LLC.

About St. Jude Medical
St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.

About ANS
ANS (www.ANS-medical.com) designs, develops, manufacturers and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system.

Forward-Looking Statements
Any statements made regarding the proposed transaction between St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc., the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, potential clinical success, regulatory approvals, anticipated future product launches, revenues, earnings, expected repayment of debt, market shares, market growth, market segment growth, new indications, and any other statements regarding St. Jude Medical's or ANS's future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties, such as those described under or incorporated by reference in the Cautionary Statements section in Item 2 of St. Jude Medical's Quarterly Report on Form 10-Q filed on November 8, 2005 (see page 35), and in Item 8.01 of ANS's Current Report on Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (see page 26), and ANS's Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.

Additional Information
This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical has filed a tender offer statement with the Securities and Exchange Commission (SEC) and ANS has filed a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement. The tender offer statement and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect the offer. These documents are available at no charge on the SEC's web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from MacKenzie Partners, Inc., (800) 322-2885 (toll free) or (212) 929-5500 (collect), the Information Agent for the tender offer.